Exhibit 99.1

Selected Sites of Verizon’s Colocation
and Data Center Interconnect Operations
Abbreviated Financial Statements
At March 31, 2017
And For the Three Months Ended
March 31, 2017 and 2016

Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations
Index to Abbreviated Financial Statements

Page

Statements of Assets Acquired and Liabilities Assumed at March 31, 2017 and December 31, 2016	3

Statements of Net Revenues and Direct Expenses for the three months ended March 31, 2017 and 2016	4

Notes to Abbreviated Financial Statements	5

Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations
Statements of Assets Acquired and Liabilities Assumed
(in thousands) (unaudited)

	At March 31, 2017	At December 31, 2016

Assets acquired
Accounts receivable, net of allowance for uncollectibles of $665 and $648, respectively	$12,500	$12,196
Prepaid customer installations	2,094	2,378
Other current assets	53	53
Total current assets	14,647	14,627
Plant, property and equipment, net	817,939	834,084
Prepaid customer installations	1,372	1,471
Lease deposits	—	648
Other non-current assets	436	458
Total assets acquired	$834,394	$851,288

Liabilities assumed
Accrued property taxes	$3,834	$3,877
Deferred rent	332	297
Lease obligation	376	372
Advanced billings	19,321	20,038
Total current liabilities	23,863	24,584

Deferred rent	1,118	1,009
Lease obligation	6,705	6,801
Advanced billings	1,621	1,723
Asset retirement obligations	6,743	6,753
Total liabilities assumed	40,050	40,870

Net assets acquired	$794,344	$810,418
The accompanying notes are an integral part of these abbreviated financial statements.

Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations
Statements of Net Revenues and Direct Expenses
(in thousands) (unaudited)

Three Months Ended March 31,	2017	2016

Net Revenues (including $3,615 and $4,530 from affiliates, respectively)	$108,245	$111,249
Direct expenses:
Cost of services (exclusive of items shown below)	34,911	32,257
Selling, general and administrative expense	11,042	10,099
Depreciation expense	17,283	18,151
Total direct expenses	63,236	60,507
Net revenues less direct expenses	$45,009	$50,742
The accompanying notes are an integral part of these abbreviated financial statements.

Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations
Notes to Abbreviated Financial Statements (unaudited)

1. Organization
Verizon Communications Inc.’s (“Verizon”) data center and cloud services business (“Data Center Business”) was a component of its Wireline segment and was a global provider of managed IT solutions with data centers in the United States, Europe, Asia and Latin America. The Data Center Business provided carrier neutral colocation, managed services, cloud services, security services and exchange point services to more than 2,200 customers worldwide across a broad range of sectors, including enterprises, government agencies, systems integrators, Internet content and portal companies and network providers.
The Data Center Business included 54 owned and leased customer facing data centers, including 23 in the United States, two in Canada, 18 in Europe, Middle East and Africa, nine in Asia Pacific and two in South America. The Data Center Business acquired eight of these facilities through Verizon’s acquisition of Terremark in 2011. The Data Center Business’ primary products or services included colocation, data center interconnect services, managed services, cloud services, security services and exchange point services.
Verizon’s Colocation and Data Center Interconnect Operations was comprised of the colocation and certain data center interconnect revenue and direct expenses generated by certain Data Center Business locations, including the related owned and leased data center assets. Data center interconnect revenue was comprised of data center network transport and data center network switch fabric services.
The sale of Selected Sites of Verizon's Colocation and Data Center Interconnect Operations (“Group”) to Equinix, Inc. (“Acquirer”) closed on May 1, 2017 (“Closing”).
2. Basis of Presentation and Significant Accounting Policies
Verizon and Equinix, Inc. entered into a transaction agreement (“TA”) dated December 6, 2016 whereby, the Acquirer agreed to purchase the operations and certain operating assets, as defined, related to the Group in return for approximately $3.6 billion in cash.
The Group includes the following data center sites:
United States

•	Ashburn, VA	•	Herndon, VA	•	Richardson (Alma), TX

•	Atlanta, GA	•	Houston, TX	•	Richardson (Parkway), TX*

•	Billerica, MA	•	Irving, TX	•	Santa Clara, CA (Three buildings total)

•	Carteret, NJ	•	Kent, WA	•	San Jose, CA

•	Culpeper, VA (four buildings total)*	•	Manassas, VA	•	Torrance, CA

•	Doral, FL	•	Miami, FL	•	Westmont, IL

•	Elmsford, NY	•	Norcross, GA

•	Englewood, CO	•	Piscataway, NJ*
* these sites exclude certain assets that will not be acquired by the Acquirer.
Latin America

•	Sao Paolo, Brazil

•	Bogota, Colombia
The Group is not a separate legal entity and has never operated as a separate entity, subsidiary or division of Verizon. The Group’s operations do not represent a substantial portion of Verizon’s operations, assets or liabilities. Verizon has never maintained distinct and separate accounts necessary to prepare either stand-alone or carve-out financial statements. Due to such limitations, it is not practical to prepare full financial statements for the Group in accordance with the requirements of the Securities and Exchange

Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations
Notes to Abbreviated Financial Statements (unaudited)

Commission’s (“SEC”) Regulation S-X. Accordingly, abbreviated financial statements were derived from the operating activities directly attributed to the Group’s operations from Verizon’s historical accounting records. The abbreviated financial statements reflect the assets acquired and liabilities assumed by the Acquirer, revenues and direct costs related to the Group’s operations, and exclude costs not directly involved in the revenue producing activity, such as corporate overhead, interest and income taxes. As the Group has historically been managed as part of the operations of Verizon and has not been operated on a stand-alone basis, it is not practical to prepare historical cash flow information regarding the Group’s operating, investing and financing cash flows. As such, statements of cash flows are not presented. The abbreviated financial statements have been prepared for the purpose of complying with the rules and regulations of the SEC for inclusion in Form 8-K/A of the Acquirer in connection with Verizon’s sale of the Group to the Acquirer. The Acquirer has obtained permission from the SEC to provide abbreviated financial statements in satisfaction of the requirements of Rule 3-05 of Regulation S-X.
The accompanying abbreviated financial statements include Statements of Assets Acquired and Liabilities Assumed, Statements of Net Revenues and Direct Expenses and accompanying notes (“Abbreviated Financial Statements”). The Abbreviated Financial Statements include either specifically identified balances related to the Group’s operations or the application of an allocation methodology that best reflects the Group’s share of the respective balances and activities. Revenues were determined based on the product level billing data for colocation and data center interconnect services, net of credits for such customers. Customer credits were either specifically identified or allocated based on the percentage of the Group’s revenue relative to total customer revenue within Verizon for which such credits were granted. Cost of services primarily includes compensation expense, other employee benefits expense, plant and facilities expense and lease costs. Selling, general and administrative expense primarily includes compensation expense, other employee benefits expense, property taxes and advertising and promotion expense. Compensation expense and other employee benefits expense were determined based on identification of the people that directly support the Group’s operations and for those employees that partially support the Group’s operations by applying an allocation methodology that best reflects the Group’s share of such costs. Lease costs were determined based on identification of the specific leases related to the Group. The remaining expenses, which include certain other employee related expenses, contractor services, bad debt expense, property taxes, and plant and facilities expenses were either specifically identified or an allocation methodology was applied that best reflects the Group’s share of the respective activities at Verizon. Depreciation expense was determined based on the specifically identified asset categories that support the Group’s operations at the Group’s sites. All intercompany accounts and transactions within the Group have been eliminated. The accompanying unaudited abbreviated financial statements have been prepared based upon Securities and Exchange Commission (SEC) rules that permit reduced disclosure for interim periods. For a more complete discussion of significant accounting policies and certain other information, you should refer to the audited abbreviated financial statements of the Group, which comprise the Statements of Assets Acquired and Liabilities Assumed as of December 31, 2016 and 2015, the related Statements of Net Revenues and Direct Expenses for each of the three years in the period ended December 31, 2016 included in Equinix's Current Report Form 8-K/A dated March 7, 2017. These financial statements reflect all adjustments that are necessary for a fair presentation of results of operations and financial condition for the interim periods shown including normal recurring accruals and other items. The results for the interim periods are not necessarily indicative of results for the full year.
The historical cost and accumulated depreciation of plant, property and equipment were determined based on specifically identifying asset categories that support the Group’s business at the Group’s sites except for certain assets that will not be acquired by the Acquirer. The remaining balance sheet accounts were either specifically identified or an allocation methodology was applied that best reflects the Group’s share of the respective balances at Verizon.
The Statements of Net Revenues and Direct Expenses exclude allocations of Verizon’s corporate overhead, including items such as human resources, legal services, information technology, accounting, compliance, finance, tax and treasury functions that are managed by Verizon. Additionally, foreign currency translation gains and losses, interest expense and income taxes have also been excluded from the Abbreviated Financial Statements.
Although management is unable to determine all of the actual costs, expenses and resultant operating results associated with the Group’s operations as a stand-alone, separate entity, the allocation described in these statements is considered reasonable in all material respects by management. The Abbreviated Financial Statements of the Group are not intended to be a complete presentation of the financial statements of the Group and are not necessarily indicative of the financial position and results of operations that would have been achieved if the Group had operated as a separate, stand-alone business.
The Group has evaluated subsequent events through August 15, 2017, the date these Abbreviated Financial Statements were available to be issued.

Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations
Notes to Abbreviated Financial Statements (unaudited)

Subsequent to the issuance of the December 31, 2016 abbreviated financial statements, but prior to the closing, it was determined that Lease deposits were excluded assets. Accordingly, the Statement of Assets Acquired and Liabilities Assumed at March 31, 2017 does not include lease deposits.
The following matters, which were addressed or concluded in conjunction with the Closing, are not reflected in these abbreviated financial statements:

(a)	Verizon leased space from the Acquirer at the Selected Sites under separate agreements.

(b)
Based on the terms of the TA, the land and building assets for the Richardson (Parkway), TX site are defined as excluded assets; however, the remaining assets and operations for this site are included assets. Prior to the transaction closing, Verizon and the Acquirer failed to negotiate the terms of the Richardson site lease terms. As a result of the Richardson lease not being finalized by the transaction closing, (i) the Richardson leasehold site was not considered a transferred site under the terms of the TA or any ancillary agreements, (ii) all transferred customer contracts, shared customer contracts, transferred tenant leases, as defined in the TA, and associated revenues, expenses, assets and liabilities, to the extent pertaining to the Richardson site, were deemed excluded without any further action by Verizon or the Acquirer, and (iii) the purchase price was adjusted, accordingly. The adjustment to the assets, liabilities and income statement activity associated with the Richardson site are not material to the Group.

(c)
Verizon and the Acquirer entered into a transaction service agreement (“TSA”), pending novation or consent, pursuant to which the Acquirer will act as a subcontractor to Verizon for performance of all obligations of Verizon under certain of the government contracts, as defined in the TA, and other customer contracts (“Contracts”). The terms of the TSA will continue until the earlier of the novation or assignment of the Contracts subject to the TSA, or the satisfaction of all obligations of Verizon under the Contracts subject to the TSA. For Contracts, Verizon and the Acquirer will use reasonable best efforts to provide all notices and obtain all consents and approvals needed from the customers in connection with performance under the TSA and, if not received, to cooperate to set up alternative arrangements and cause the applicable contracts to be novated.

Use of Estimates
The preparation of these Abbreviated Financial Statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts. Such estimates include allowance for uncollectibles, depreciable lives, the assessment of recoverability of long-lived assets and asset retirement obligations. Actual results could differ from these estimates. The Abbreviated Financial Statements include allocations and estimates that are not necessarily indicative of the amounts that would have resulted if the Group had been operated as a stand-alone entity.
Plant, Property and Equipment and Depreciation
The Group records plant, property and equipment at cost. Plant, property and equipment are generally depreciated on a straight-line basis.
Leasehold improvements are amortized over the shorter of the estimated life of the improvement or the remaining term of the related lease, calculated from the time the asset was placed in service.
Impairment of Long-lived Assets
Plant, property and equipment are depreciated over their useful lives. These assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If any indicators of impairment are present, the Group tests for recoverability by comparing the carrying amount of the asset to the net undiscounted cash flows expected to be generated from the asset group. If those net undiscounted cash flows do not exceed the carrying amount (i.e., the asset is not recoverable), the Group performs the next step, which is to determine the fair value of the asset group and record an impairment, if any. No impairment charges were recorded within the three month period ended March 31, 2017 and 2016.
Asset Retirement Obligations
The Group recognizes a liability for the estimated fair value of asset retirement obligations, which are primarily associated with contractual obligations to remediate leased property on which the Group’s data center sites are located and decommissioning and removal costs for leasehold improvements. The fair value of the obligation is also capitalized as plant, property and equipment and then amortized over the estimated remaining useful life of the associated asset.

Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations
Notes to Abbreviated Financial Statements (unaudited)

Revenue Recognition
Revenues principally consist of monthly recurring fees for colocation and data center interconnect services. Revenues from colocation and data center interconnect services are recognized ratably over the term of the contract. Installation fees and related direct costs are deferred and recognized ratably over the expected life of the customer installation which is estimated to be 36 to 48 months. Such deferred amounts are included in prepaid customer installations on the Statement of Assets Acquired and Liabilities Assumed.
The Group may sell colocation and data center interconnect services individually or in bundled arrangements. When more than one element, such as installation and colocation services, is contained in a single arrangement we allocate revenue to each deliverable using a relative selling price which is based on our standalone selling price for each product or service.
Revenue is recognized when there is persuasive evidence of an arrangement, the fee is fixed or determinable, services have been rendered, and collection of the receivable is reasonably assured. We assess collectability based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer.
Revenue is reported net of credits of $6.5 million and $7.1 million for the three month periods ended March 31, 2017 and 2016 respectively.
Net revenues include transactions with various Verizon entities for rendering services related to colocation and data center services. These services were priced based on negotiated contract terms or actual costs incurred by the Group. These transactions do not necessarily represent arm’s length transactions and may not represent all revenues that would be present if the Group operated on a stand-alone basis.
Foreign Currency Translation
The activities of the Group are accounted for in their respective local currencies. The assets and liabilities of these operations are translated to U.S. dollars at the period-end exchange rates. Revenue and direct cost accounts are translated to U.S. dollars using the average exchange rates prevailing during the period.
Recently Issued Accounting Standards
In February 2016, the accounting standard update related to leases was issued. This standard update intends to increase transparency and improve comparability by requiring entities to recognize assets and liabilities on the balance sheet for all leases, with certain exceptions. In addition, through improved disclosure requirements, the standard update will enable users of financial statements to further understand the amount, timing, and uncertainty of cash flows arising from leases. This standard update is effective as of the first quarter of 2019; however, early adoption is permitted. The Group has not determined the impact that this standard update will have on the abbreviated financial statements.
In May 2014, the accounting standard update related to the recognition of revenue from contracts with customers was issued. This standard update along with related subsequently issued updates clarifies the principles for recognizing revenue and develops a common revenue standard for U.S. GAAP. The standard update also amends current guidance for the recognition of costs to obtain and fulfill contracts with customers such that incremental costs of obtaining and direct costs of fulfilling contracts with customers will be deferred and amortized consistent with the transfer of the related good or service. The standard update intends to provide a more robust framework for addressing revenue issues; improve comparability of revenue recognition practices across entities, industries, jurisdictions, and capital markets; and provide more useful information to users of financial statements through improved disclosure requirements. The two permitted transition methods under the new standard are the full retrospective method, in which case the standard would be applied to each prior reporting period presented and the cumulative effect of applying the standard would be recognized at the earliest period shown, or the modified retrospective method, in which case the standard is applied only to the most current period presented and the cumulative effect of applying the standard would be recognized at the date of initial application. In August 2015, an accounting standard update was issued that delayed the effective date of this standard until the first quarter of 2018. The Group has not determined the impact that this standard update will have on the abbreviated financial statements.

Selected Sites of Verizon’s Colocation and Data Center Interconnect Operations
Notes to Abbreviated Financial Statements (unaudited)

3. Plant, Property and Equipment, net
Plant, property and equipment are summarized as follows (in thousands):

At March 31,	Useful Lives	2017
	(in years)
Network equipment	5-15	$325,875
Outside plant and equipment	25-30	1,868
Data processing hardware	3-5	16,008
Furniture and fixtures	5-10	43,680
Leasehold improvements	7-15	97,344
Buildings and building equipment	7-45	844,148
Land	—	48,868
		$1,377,791
Accumulated depreciation		(559,852)
Plant, property and equipment, net		$817,939
4. Commitments and Contingencies
In the ordinary course of business, the Group is involved in various commercial litigation and regulatory proceedings in its jurisdictions. Where it is determined, in consultation with counsel based on litigation and settlement risks, that a loss is probable and estimable in a given matter, the Group establishes an accrual. During the three month periods ended March 31, 2017 and 2016, no accruals were required to be established. Any exposure related to certain claims described in the TA are defined as excluded liabilities and do not transfer to the Acquirer.